Exhibit 23.1

To The Board of Directors

China Fire Protection Group Inc.

Consent of Independent Registered Public Accounting Firm

China Fire Protection Group Inc. and Subsidiaries

Audited Financial Statements

December 31, 2005 and 2004

We consent to the incorporation in the Annual Report of China Fire Protection Group Inc. on Form 8-K of our report dated July 24, 2006, except for note 15, as to which the date is November 2, 2006 on our audits of the consolidated financial statements of China Fire Protection Group Inc. and Subsidiaries as of December 31, 2005 and 2004 and for the two-year period ended December 31, 2005, which our reports are incorporated in the Form 8-K.

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

November 2, 2006